Exhibit 3.b

AMENDED AND RESTATED BYLAWS

OF

MTS SYSTEMS CORPORATION

(Reflecting Amendments through November 27, 2007)

ARTICLE I

Shareowners

Section 1.  Annual Meetings.  The annual meeting of the shareowners of this Corporation may be held on such date and at such place as determined by the Board of Directors, subject to the rights of shareowners to demand the calling of an annual meeting in accordance with the Minnesota Business Corporation Act as then in effect (the “MBCA”). The Board of Directors may postpone the holding of any previously scheduled annual meeting of shareowners upon giving public notice prior to the scheduled annual meeting date.

Section 2.  Properly Brought Business.  At the annual meeting, the shareowners shall elect Directors of the Corporation and shall transact such other business as may properly come before them. To be properly brought before the meeting, business must be of a nature that is appropriate for consideration at an annual meeting and must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareowner. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareowner, the shareowner must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation, not less than forty-five (45) days nor more than seventy-five (75) days prior to a meeting date corresponding to the previous year’s annual meeting. Each such notice to the secretary shall set forth as to each matter the shareowner proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of record of the shareowner proposing such business, (c) the class or series (if any) and number of shares of the Corporation which are owned by the shareowner, and (d) any material interest of the shareowner in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be transacted at the annual meeting except in accordance with the procedures set forth in this Article; provided, however, that nothing in this Article shall be deemed to preclude discussion by any shareowner of any business properly brought before the annual meeting, in accordance with these Bylaws.

Section 3.  Special Meetings.  A special meeting of the shareowners may be called at any time by the Chairman of the Board of Directors of the Corporation and shall be called by the Secretary upon the request in writing by two or more members of the Board of Directors, upon the vote of the Directors, or upon the request in writing of shareowners in accordance with the MBCA. Such meeting shall be called by mailing a notice thereof as above provided. Such notice shall state the time, place, and object of the meeting. The Board of Directors may postpone the holding of any previously scheduled special meeting of shareowners called upon the vote of the Directors upon giving public notice prior to the scheduled special meeting date.

Section 4.  Manner of Acting.  At any shareowners’ meeting, each shareowner shall be entitled to one vote for each share of stock standing in his, her or its name on the books of the Corporation as of the record date of the meeting. Any shareowner may vote either in person or by proxy. The act of a majority of the shares of stock of the Corporation present and entitled to vote at a shareowners’ meeting at which a quorum is present shall be the act of the shareowners, except as otherwise provided by the MBCA for the election of directors or otherwise or as may be provided by other applicable law. The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at any shareowners’ meeting shall constitute a quorum for the transaction of business. If no quorum be present at any meeting, the shareowners present in person or by proxy may adjourn the meeting to such future time as they shall agree upon without further notice other than by announcement at the meeting at which such adjournment is taken. Furthermore, the Chairman of the shareowners’ meeting (who, in the absence of special designation by the Board of Directors, shall be the Chairman of the Board of Directors) may adjourn the meeting to a future time whether or not a quorum is present without further notice other than by announcement at the meeting at which such adjournment is taken.

Section 5.  References.  References in these Bylaws or in resolutions or other actions of the Corporation to “shareowners”, “shareholders” or “stockholders” shall be interchangeable.

ARTICLE II

Directors

Section 1.  General Powers.  The Board of Directors shall have the general management and control of all business and affairs of the Corporation and shall exercise all the powers that may be exercised or performed by the Corporation under the statutes, its Articles of Incorporation, and its Bylaws.

Section 2.  Number and Quorum.  The Board of Directors of this Corporation shall consist of up to ten Directors, and a majority of the Directors then holding office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such a majority is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice. The Directors present at a duly organized meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 3.  Tenure and Vacancies.  Each Director shall be elected for a term of one year, and shall hold office for that term and until his or her successor is elected. Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of Directors, may be filled by a majority of the Directors then in office.

Section 4.  Notice.  The Board of Directors may meet regularly at such time and place as it shall fix by resolution or prior notice, and no special notice of regular meetings shall be required. Special meetings of the Board of Directors may be called by the President or any two Directors by giving at least three days’ notice to each of the other Directors by mail, electronically, or in person, provided that such notice may be waived either before, at, or after a meeting by any Director.

Section 5.  Action Without Meeting.  Any action which might have been taken at a meeting of the Board of Directors may be taken without a meeting if done in writing, signed by all of the Directors, and any such action shall be as valid and effective in all respects as if taken by the Board at a regular meeting.

Section 6.  Compensation.  The Board of Directors shall fix and change as it may from time to time determine by a majority vote, the compensation to be paid the officers of the Corporation, and, if deemed appropriate, the members of the Board of Directors. From time to time as it may deem appropriate and advantageous to the best interests of this Corporation, the Board of Directors may establish such bonus, pension, profit sharing, stock bonus, stock purchase, stock option, or other incentive plans, as it in its sole discretion shall determine.

Section 7.  Dividends.  Subject to the provisions of applicable laws and its Articles of Incorporation, the Board of Directors shall have full power to determine whether any, and if any, what part of any, funds legally available for the payment of the dividends shall be declared in dividends and paid to the shareowners; the division of the whole or any part of such funds of this Corporation shall rest wholly within the discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the shareowners as dividends or otherwise.

Section 8.  Committees.  Except as otherwise provided in Article III of these Bylaws, the Board of Directors may, in its discretion, by the affirmative vote of a majority of the Directors, appoint committees which shall have and may exercise such powers as shall be conferred or authorized by the resolutions appointing them. A majority of any such committee, if the committee be composed of more than two members, may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to discharge any such committee.

Section 9.  Absent Directors.  A Director may give advance written consent or opposition to a proposal to be acted on at a Board of Directors meeting. If the Director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the Director has consented or objected.

Section 10.  Nomination for Election.  Subject to the rights of holders of any class or series of stock having a preference over the common shares of capital stock of the Corporation as to dividends or upon liquidation, nominations for the election of Directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareowner entitled to vote generally in the election of Directors. However, any shareowner entitled to vote generally in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of such shareowner's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than forty-five (45) days nor more than seventy-five (75) days prior to a meeting date corresponding to the previous year's regular meeting. Each such notice to the Secretary shall set forth: (i) the name and address of record of the shareowner who intends to make the nomination; (ii) a representation that the shareowner is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareowner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareowner; (v) such other information regarding each nominee proposed by such shareowner as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a Director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he or she or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE III

Executive Committee

The Board of Directors may by unanimous affirmative action of the entire Board designate two or more of their number to constitute an Executive Committee which, to the extent determined by unanimous affirmative action of the Board, shall have and exercise the authority of the Board in the management of the business of the Corporation. Such Executive Committee shall act only in the interval between meetings of the Board and shall be subject at all times to the control and direction of the Board.

ARTICLE IV

Officers

Section 1.  Designation; Multiple Offices; Removal.  The officers of this Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents (any of which may be designated as Executive Vice President in the discretion of the Directors), a Secretary, and such other and further officers as may be deemed necessary from time to time by the Board of Directors, each of whom shall be elected by the Board of Directors except that the Board of Directors may delegate to the Chief Executive Officer authority to appoint certain Vice Presidents. One person may hold any two or more offices. Each officer shall serve at the pleasure of the Board of Directors and may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby.

Section 2.  Chairman.  The Chairman of the Board of Directors shall preside at meetings of shareowners and Directors.

Section 3.  Chief Executive Officer.  The Chief Executive Officer shall have general and active management of the business under the supervision and direction of the Board of Directors and he or she shall be responsible for carrying into effect all orders and resolutions of the Board of Directors. He or she shall also have such other powers and perform such other duties as the Board of Directors may from time to time prescribe.

Section 4.  Chief Financial Officer.  The Chief Financial Officer shall be responsible for keeping accurate financial records for the Corporation, shall deposit all funds in the name of and to the credit of the Corporation in such banks or depositories or with such custodians as may be authorized to receive the same by the Board of Directors, shall render such accounts thereof as may be required by the Board of Directors or Chief Executive Officer and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 5.  Vice Presidents.  The Vice Presidents of the Corporation shall each have such powers and duties as generally pertain to their respective offices as well as such powers and duties as from time to time may be conferred by the Board of Directors.

Section 6.  Secretary.  The Secretary shall keep a record of the meetings and proceedings of the Directors and shareowners, have custody of the corporate seal and of other corporate records specifically entrusted to him or her by these Bylaws or by direction of the Board of Directors, and shall give notice of such meetings as are required by these Bylaws or by the Directors.

Section 7.  Delegation.  Unless prohibited by a resolution of the Board of Directors, an officer elected or appointed by the Board of Directors may, without the approval of the Board of Directors, delegate some or all of the duties and powers of an office to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

ARTICLE V

Fiscal Year

Each fiscal year of the Corporation shall end on the Saturday closest to September 30 of such year and the succeeding fiscal year shall commence on the next day thereafter, and each fiscal quarter shall end on the Saturday closest to December 31, March 31 and June 30 of each year and the succeeding fiscal quarter shall commence on the respective next day thereafter.

ARTICLE VI

Office

The principal office of this Corporation shall be at such place as the Board of Directors shall fix from time to time.

ARTICLE VII

Seal

The Corporation shall have a corporate seal which shall bear the name of the Corporation and the name of the state of incorporation and the words “corporate seal.” It shall be in such form and bear such other inscription as the Board of Directors may determine or approve. The use or nonuse of the corporate seal shall not affect the validity, recordability or enforceability of any document or act.

ARTICLE VIII

General Provisions

Section 1.  Shares and Share Certificates.  Shares of this Corporation not exceeding the authorized number thereof as specified in the Articles of Incorporation may be issued as either certificated shares or uncertificated shares. Except as otherwise expressly provided by statute, the rights and obligations of the holders of certificated and uncertificated shares of the same class and series shall be identical. The officers of the Corporation may delegate to the transfer agent and/or registrar for the Corporation such of the duties relating to the recording and maintenance of records relating to shares of stock and shareowners of the Corporation as may be deemed expedient and convenient and as are assumed by said registrar and/or transfer agent. Each holder of certificated shares shall be entitled to a certificate of shares that has been authenticated by the Chairman of the Board of Directors, the President or any Vice President and by the Secretary or another officer upon authorization by the Board of Directors and receipt by the Corporation of such consideration for such shares as shall be specified by the Board of Directors. In the event that a bank, trust company of other similarly qualified corporation is designated and agrees to act as the registrar and/or transfer agent for the Corporation, then the signatures of the officers specified above and the seal of the Corporation may be imprinted upon the stock certificates by facsimile and said certificates may be authenticated by signature of an authorized agent of said registrar and/or transfer agent.

Section 2.  Uncertificated Shares.  The Corporation may provide that some or all of any or all classes and series of the Corporation will be uncertificated shares. Such action shall not apply to shares then represented by a certificate until such certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to applicable law.

Section 3.  Share Transfer and Record Date.  Transfer of certificated and uncertificated shares of the Corporation shall be made only on the share register of the Corporation, and no transfer of shares shall be valid until such transfer shall have been made thereon. The person in whose name shares stand on the share register of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes unless a different beneficial owner shall have been designated as otherwise provided in these bylaws. Transfers of certificated shares shall be made only by the shareholder named in the certificate (or his, her or its legal representative or duly authorized attorney-in-fact) and upon surrender for cancellation of the certificate or certificates for such shares, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the Corporation or its transfer agent may reasonably require. Upon the surrender of any certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the Corporation. Transfers of uncertificated shares shall be made only by the holder thereof (or his, her or its legal representative or duly authorized attorney-in-fact) upon presentment of proper evidence of authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form. The Board of Directors may establish a date, not earlier than 60 days prior to any shareowners’ meeting, as of which the shareowners entitled to vote and participate in any shareowners’ meeting shall be determined.

Section 4.  Lost Certificates.  No certificate for shares of stock in the Corporation, or any other security issued by this Corporation, shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation, if the Board of Directors shall so require, of a bond of indemnity in such amount, upon such terms and secured by such surety as the Board of Directors may in its discretion require.

Section 5.  Indemnification.  Any person who at any time shall serve or shall have served as a Director, officer or employee of the Corporation, or of any other enterprise at the request of the Corporation, and the heirs, executors and administrators of such person, shall be indemnified by the Corporation in accordance with, and to the fullest extent permitted by, the provisions of the MBCA, as it may be amended from time to time.

ARTICLE IX

Amendment

Section 1.  Board Amendment.  The Board of Directors may alter or may amend these Bylaws and may make or adopt additional Bylaws, subject to the power of the shareowners to change or repeal the Bylaws; provided the Board of Directors shall not make or alter any Bylaw fixing their qualifications, classifications, term of office, or number, except the Board of Directors may make or alter any Bylaw to increase their number.

Section 2.  Shareowner Amendment.  The shareowners may alter or amend these Bylaws and may make or adopt additional Bylaws by a majority vote at any annual meeting of the shareowners or at any special meeting called for that purpose.